UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEUBASE THERAPEUTICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) an 0-11

NEUBASE THERAPEUTICS, INC.

350 Technology Drive
Pittsburgh, PA 15219

ADDITIONAL DEFINITIVE PROXY MATERIAL

On September 18, 2023, NeuBase Therapeutics, Inc. (the “Company”) announced that its Board of Directors has approved an amendment of the Company’s Amended and Restated Bylaws to reduce the quorum needed for the transaction of business at stockholder meetings to one-third of the shares of stock outstanding and entitled to vote at a meeting of stockholders. The change in quorum requirement will apply with respect to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, September 28, 2023, at 8:30 a.m., Eastern Time, exclusively online via live audio-only webcast and any adjournment(s) or postponement(s) thereof.

To date, the holders of approximately 33.5% of the Company’s outstanding shares of common stock have cast proxies to vote at the Annual Meeting. If you have voted by proxy already, your vote will be counted - there is no need to take any further action. If for any reason you wish to revoke your proxy, please follow the instructions in the Proxy Statement for the Annual Meeting.

This document amends and supplements the Proxy Statement for the Annual Meeting, dated and originally made available to stockholders on August 11, 2023, to reflect the new quorum requirement applicable to the Annual Meeting.

The fifth paragraph under the heading Solicitation and Voting Procedures in the Proxy Statement is hereby amended and restated as follows:

“The presence, by virtual attendance or by proxy, of the holders of one-third of the outstanding shares of common stock on the Record Date, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments thereof. Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the stockholders holding a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.”

The record date for the Annual Meeting remains as August 4, 2023.

Your Vote is Important

You can vote at the Annual Meeting by following the instructions contained in the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to our stockholders on or about August 15, 2023. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail unless you request it. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Whether you plan to participate in the Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted.